Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2017 Results
OLD GREENWICH, Connecticut—February 13, 2018
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended December 31, 2017.
Highlights

•	Net income[1] of $7.4 million, or $0.23 per basic and diluted share.

•
Book value per share as of December 31, 2017 of $18.85 on a diluted basis, after payment of a quarterly dividend of $0.41 per share, as compared to book value per share of $18.96 on a diluted basis as of September 30, 2017.

•	Credit strategy gross income of $12.7 million for the quarter.

•	Agency strategy gross loss of $(0.06) million for the quarter.

•
Announced a dividend of $0.41 per share for the fourth quarter of 2017, equating to an annualized dividend yield of 11.1% based on the February 12, 2018 closing price of $14.77 per share; dividends are paid quarterly in arrears.

•
Repurchased 656,239 common shares during the quarter, or approximately 2.1% of our outstanding common shares, at an average price of $15.01 per share. After year end and through February 12, 2018, repurchased an additional 462,396 common shares, or approximately 1.5% of our outstanding common shares, at an average price of $14.74 per share.

•	On February 6, 2018, the Board of Directors authorized the repurchase of up to 1.55 million common shares.

•	Debt-to-equity ratio, excluding repo borrowings on U.S. Treasury securities, of 2.4:1 as of December 31, 2017.
Fourth Quarter 2017 Results
"In the fourth quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $7.4 million, or $0.23 per share," said Laurence Penn, Chief Executive Officer and President. "Our Credit strategy performed well during the quarter, while our Agency strategy's return was roughly breakeven. We benefited from strong performance from several of our loan-related strategies, including non-QM loans, small-balance commercial mortgage loans, investments in mortgage originators, U.S. residential non-performing loans, and U.S. consumer loans. We continued to grow our Credit portfolio, and we generated an annualized return of 6.6% for the quarter.
"During the fourth quarter, with our share price trading at a significant discount to book value, we saw an attractive opportunity to repurchase our shares more aggressively. We bought back more than 2% of our outstanding shares in the quarter, which was accretive to book value by $0.08 per share. We have continued to repurchase shares following quarter end, having acquired an additional 1.5% of our outstanding common shares through February 12, 2018. We expect to continue to repurchase shares as the market presents us with attractive opportunities, while balancing the accretive effect of these repurchases on book value per share against the attractiveness of the investment opportunities in our targeted asset classes, together with the effects on our expense ratio and the on liquidity of our shares.
"During the quarter, we made further progress extending and improving our financing sources. Our inaugural non-QM securitization closed in November, with excellent execution and strong investor demand. We continue to acquire non-QM mortgage loans and are optimistic that market conditions will support another securitization later this year. We also participated in our second Ellington-sponsored CLO, which priced in December and closed in January. Execution of this latest CLO was even stronger than the first, leading to a higher projected yield on our retained equity tranche. We also significantly improved the financing terms on our small-balance commercial and consumer loan financing facilities.
"Reflecting on 2017, we saw heightened competition for credit assets throughout the year, and our disciplined acquisition approach led to a slower-than-planned deployment. In light of the volatility of the past few weeks, we believe that the patience we have shown will ultimately be rewarded. We are excited about the proprietary loan pipelines that we have built, and we continue to find opportunities to improve and diversify our financing sources. We project that our Credit portfolio will reach desired size during the middle part of this year. In the meantime, we're taking advantage of our discounted stock price by repurchasing shares, thereby supplementing our earnings with book value accretion. Finally, we are actively evaluating the potential actions we may take in response to the passage of the Tax Cuts and Jobs Act, including possible changes to our investment strategies and to our structure as a publicly traded partnership."

1 Increase (decrease) in shareholders' equity from operations, or "net income (loss)."

Market Overview

•
In October, the Federal Reserve initiated its long-awaited balance sheet normalization program, whereby its asset purchases of U.S. Treasury securities and Agency RMBS will continue to taper, and its securities portfolio will run off according to a well-defined schedule until reaching a level no larger "than necessary to implement monetary policy efficiently and effectively." In December, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.25%–1.50%; the market is currently expecting three additional interest rate hikes in 2018.

•
For the fourth consecutive quarter, the yield curve flattened. The 2-year U.S. Treasury yield rose 40 basis points to end the quarter at 1.88%, while the 10-year U.S. Treasury yield increased only 7 basis points to 2.41%. At year-end, the spread between the 2-year and 10-year was just 52 basis points, compared to 126 basis points at the end of 2016.

•	Mortgage rates increased over the course of the fourth quarter, with the Freddie Mac survey 30-year mortgage rate rising 16 basis points to end the quarter at 3.99%.

•
Overall Agency RMBS prepayment rates moved slightly lower during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, decreased 20% quarter over quarter to its lowest point in a year.

•	The Tax Cuts and Jobs Act, or "TCJA," was enacted in December, resulting in significant changes to the U.S. tax code.
While short-term interest rates rose sharply and steadily over the course of the quarter, long-term interest rates trended only slightly higher, and the 10-year U.S. Treasury traded within a tight 22-basis point range. Meanwhile, the Merrill Lynch Option Volatility Estimate Index, or MOVE Index, and the Chicago Board Options Exchange Volatility Index, known as the VIX, dropped to all-time lows in the fourth quarter. Boosted by the passage of the TCJA, and in particular the lowering of the corporate income tax rates starting in 2018, U.S. equities ended the year near all-time highs.
Continuing on a theme that persisted throughout 2017, yield spreads across most credit products remained close to the tightest points of their trailing three-year ranges. Corporate credit spreads fluctuated briefly mid-quarter but finished the quarter tighter. CMBS spreads also tightened during the quarter, and over the course of 2017 the sector appears to have successfully navigated—without much adverse impact—both the new risk retention regulations and the large volume of commercial mortgages that matured from pre-crisis CMBS. Demand remained strong for floating-rate debt instruments, including CLOs and leveraged loans, as a particularly large year-end rise in LIBOR rates boosted coupons. Legacy non-Agency RMBS also performed well in the quarter, although a large number of these bonds received reduced NAIC ratings in December that caused price declines. The reduced NAIC ratings removed a strong technical factor that had been supporting the market for these bonds.
Despite some intra-quarter widening that was most pronounced on higher coupon MBS, Agency RMBS spreads generally held firm over the quarter, continuing to benefit from the decline in implied volatility and a muted prepayment environment. The market seemingly absorbed the initiation of the Federal Reserve's balance sheet runoff without issue. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated an excess return over the Bloomberg Barclays U.S. Treasury Index of 22 basis points for the quarter.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
Credit Summary
As of December 31, 2017, our total long Credit portfolio (excluding corporate relative value trading positions, hedges, and other derivatives) was $1.025 billion, which was an increase of 38% from $741.3 million as of September 30, 2017. The growth of our Credit portfolio came from net purchases in the following strategies: small-balance commercial mortgage loans, non-QM loans, consumer loans, and European non-conforming RMBS. In addition, we acquired a substantial amount of more liquid, lower risk assets such as U.S. non-Agency RMBS and CLO note investments. We believe these investments can be sold in a relatively short time period, to deploy into higher-yielding strategies, and in the meantime provide the opportunity for solid positive carry. During the fourth quarter, our Credit strategy generated total gross income of $12.7 million, or $0.39 per share.
The primary components of our Credit strategy generally include: non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and small-balance commercial mortgage loans; consumer loans and ABS; U.S. and European CLOs; investments in mortgage-related entities; and credit hedges (including relative value trades involving credit hedging instruments). We also opportunistically invest in the corporate credit market, including distressed and non-distressed debt and corporate credit relative value trading. In our corporate credit relative value trading strategy we often engage in "basis trading," where we hold long or short positions in the bonds of a corporate issuer and simultaneously hold offsetting positions in credit default swaps referencing the same corporate issuer, seeking to identify and capitalize on short-term pricing disparities.

During the fourth quarter, our Credit strategy benefited from strong performance from several of our loan-related strategies, including non-QM loans, small-balance commercial mortgage loans, investments in mortgage originators, U.S. residential non-performing loans, and U.S. consumer loans. Among our securities strategies, our CMBS and our U.K. non-conforming RMBS performed particularly well. Similar to the third quarter, most of the return in our Credit strategy came from net interest income as opposed to trading gains, as our selling activity was limited while we continued to grow the Credit portfolio. During the fourth quarter, our corporate credit relative value strategy contributed modestly to performance as well. As of December 31, 2017, in this strategy the market value of our long corporate bonds was $51.2 million, the aggregate market value of our short corporate bonds was $(54.3) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $142.5 million and $(140.3) million, respectively.
Currently, our credit hedges consist primarily of financial instruments tied to corporate credit, such as CDS on corporate bond indices; short positions in and CDS on corporate bonds; and positions involving ETFs of corporate bonds. Our credit hedges also currently include CDS tied to individual MBS or an index of several MBS, such as CMBX. We also opportunistically overlay our corporate credit hedges and mortgage-related derivatives with certain relative value long/short positions involving the same or similar instruments. In the fourth quarter, credit hedges reduced profitability in our Credit strategy, as spreads in most credit sectors continued to tighten, including the corporate and CMBS sectors in which most of our credit hedges continue to be concentrated.
In addition to using credit hedges, we also use interest rate hedges in our Credit strategy in order to protect our portfolio against the risk of rising interest rates. The interest rate hedges in our Credit strategy, which currently consist primarily of interest rate swaps, had no material impact on our results for the quarter. We also use foreign currency hedges in our Credit strategy in order to protect our assets denominated in euros and British pounds against the risk of declines in those currencies against the U.S. dollar. We had net losses on our foreign currency hedges for the quarter, but these were more than offset by net gains on foreign currency-related transactions and translation.
Agency Summary
As of December 31, 2017, our long Agency RMBS portfolio increased approximately 7% to $871.8 million from $816.2 million as of September 30, 2017. During the fourth quarter, our Agency strategy generated a modest loss of $(0.06) million.
Our Agency portfolio includes fixed-rate specified pools; pools that are backed by ARMs, Hybrid ARMs and reverse mortgages; as well as CMOs, including IOs, POs, and IIOs. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics. Our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments. We use TBAs primarily to hedge the risk of rising interest rates on our long holdings, and generally carry a net short TBA position. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced."
Although yields on current coupon 30-year Agency RMBS held firm, many shorter-duration RMBS (including higher-coupon pools and 15-year pools) underperformed longer-duration RMBS. Average pay-ups on our specified pools decreased to 0.74% as of December 31, 2017, from 0.81% as of September 30, 2017. Pay-ups are price premiums for specified pools relative to their TBA counterparts. As of December 31, 2017, the weighted average coupon on our fixed-rate specified pools was 4.0%.
During the quarter we continued to hedge interest rate risk in our Agency strategy, primarily through the use of interest rate swaps and short positions in TBAs, and, to a lesser extent, short positions in U.S. Treasury securities. For the quarter, we had total net gains of $2.8 million, or $0.09 per share, from our interest rate hedges and other activities. In our hedging portfolio, the relative proportion (based on 10-year equivalents2) of short positions in TBAs decreased slightly quarter over quarter relative to interest rate swaps.
Portfolio turnover for our Agency strategy was approximately 7% for the quarter (as measured by sales and excluding paydowns), as continued low volatility reduced trading opportunities, and we had net realized losses of $(0.7) million, excluding interest rate hedges.

2"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

The following table summarizes our operating results for the quarters ended December 31, 2017 and September 30, 2017 and the year ended December 31, 2017:

	Quarter Ended December 31, 2017	Per Share	% of Average Equity	Quarter Ended September 30, 2017	Per Share	% of Average Equity	Year Ended December 31, 2017	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$16,706	$0.51	2.67%	$14,877	$0.45	2.35%	$58,814	$1.80	9.22%
Net realized gain (loss)	594	0.02	0.09%	2,732	0.08	0.43%	11,129	0.34	1.74%
Change in net unrealized gain (loss)	6,387	0.20	1.02%	(2,800)	(0.09)	(0.44)%	14,058	0.43	2.20%
Net interest rate hedges(1)	(234)	(0.01)	(0.04)%	(325)	(0.01)	(0.05)%	(851)	(0.03)	(0.13)%
Net credit hedges and other activities(2)	(2,630)	(0.08)	(0.42)%	(760)	(0.02)	(0.12)%	(11,997)	(0.37)	(1.88)%
Interest expense(3)	(4,232)	(0.13)	(0.68)%	(3,967)	(0.12)	(0.63)%	(13,651)	(0.42)	(2.14)%
Other investment related expenses	(3,896)	(0.12)	(0.62)%	(1,809)	(0.05)	(0.29)%	(9,214)	(0.28)	(1.44)%
Total Credit profit (loss)	12,695	0.39	2.02%	7,948	0.24	1.25%	48,288	1.47	7.57%
Agency RMBS:
Interest income	6,246	0.19	1.00%	5,917	0.18	0.94%	27,190	0.83	4.26%
Net realized gain (loss)	(723)	(0.02)	(0.12)%	(173)	(0.01)	(0.03)%	(2,270)	(0.07)	(0.36)%
Change in net unrealized gain (loss)	(5,648)	(0.17)	(0.90)%	1,453	0.04	0.23%	(5,243)	(0.16)	(0.82)%
Net interest rate hedges and other activities(1)	2,844	0.09	0.45%	(1,831)	(0.05)	(0.29)%	(5,218)	(0.16)	(0.82)%
Interest expense	(2,777)	(0.09)	(0.44)%	(2,571)	(0.08)	(0.41)%	(9,431)	(0.29)	(1.48)%
Total Agency RMBS profit (loss)	(58)	0.00	(0.01)%	2,795	0.08	0.44%	5,028	0.15	0.78%
Total Credit and Agency RMBS profit (loss)	12,637	0.39	2.01%	10,743	0.32	1.69%	53,316	1.62	8.35%
Other interest income (expense), net	377	0.01	0.06%	352	0.01	0.06%	1,080	0.03	0.17%
Other expenses	(4,816)	(0.15)	(0.77)%	(4,500)	(0.14)	(0.71)%	(18,432)	(0.56)	(2.89)%
Net increase in equity resulting from operations	$8,198	$0.25	1.30%	$6,595	$0.19	1.04%	$35,964	$1.09	5.63%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	754			400			1,983
Net increase in shareholders' equity resulting from operations(4)	$7,444	$0.23	1.22%	$6,195	$0.19	1.00%	$33,981	$1.04	5.44%
Weighted average shares and convertible units(5) outstanding	32,483			32,779			32,747
Average equity (includes non-controlling interests)(6)	$626,669			$632,724			$637,873
Weighted average shares and LTIP units outstanding(7)	32,271			32,567			32,535
Average shareholders' equity (excludes non-controlling interests)(6)	$609,475			$620,828			$624,229

(1)	Includes TBAs and U.S. Treasury securities, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Includes interest expense on our Senior Notes.

(4)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

(5)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(6)	Average equity and average shareholders' equity are calculated using month end values.

(7)	Excludes Operating Partnership units attributable to non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of December 31, 2017 and September 30, 2017:
Investment Portfolio

	December 31, 2017		September 30, 2017
(In thousands)	Fair Value	Cost	Fair Value	Cost
Long:
Credit:
Dollar Denominated:
CLO	$184,569	$189,234	$110,890	$114,646
CMBS	29,144	31,228	22,211	25,026
Commercial Mortgage Loans and REO	133,987	133,498	92,971	93,881
Consumer Loans and ABS	138,202	148,657	119,366	129,721
Corporate Debt and Equity	59,452	59,974	88,301	88,762
Debt and Equity Investment in Mortgage-Related Entities	29,017	28,218	27,590	28,564
Non-Agency RMBS	159,743	146,606	75,933	60,911
Residential Mortgage Loans and REO	183,063	180,682	163,649	165,852
Non-Dollar Denominated:
CLO	31,280	28,957	29,762	27,186
CMBS	11,601	10,846	7,842	7,479
Consumer Loans and ABS	2,749	1,075	2,831	1,171
Corporate Debt and Equity	13,463	13,785	89	593
RMBS	99,923	95,672	76,268	74,167
Agency:
Fixed-Rate Specified Pools	768,751	774,696	721,709	722,572
Floating-Rate Specified Pools	8,067	8,135	8,598	8,684
IOs	34,150	35,157	30,722	31,373
Reverse Mortgage Pools	60,866	61,460	55,172	55,539
TBAs	123,680	123,874	121,009	121,217
Government:
Dollar Denominated	—	—	1,519	1,510
Total Long	2,071,707	2,071,754	1,756,432	1,758,854
Repurchase Agreements
Dollar Denominated	84,668	84,668	121,944	121,944
Non-Dollar Denominated	71,281	70,441	71,126	72,321
Total Repurchase Agreements	155,949	155,109	193,070	194,265
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	(91,902)	(91,778)	(84,756)	(84,187)
Agency:
TBAs	(460,189)	(459,953)	(470,487)	(471,204)
Government:
Dollar Denominated	(53,021)	(53,322)	(50,467)	(50,523)
Non-Dollar Denominated	(37,128)	(35,149)	(69,940)	(66,592)
Total Short	(642,240)	(640,202)	(675,650)	(672,506)
Net Total	$1,585,416	$1,586,661	$1,273,852	$1,280,613

Derivatives Portfolio(1)

	As of December 31, 2017				As of September 30, 2017
	Notional			Net Fair Value	Notional			Net Fair Value
(In thousands)	Long	Short	Net		Long	Short	Net
Mortgage-Related Derivatives:
CDS on MBS and MBS Indices	$7,712	$(34,421)	$(26,709)	$7,553	$9,456	$(46,506)	$(37,050)	$9,815
Total Mortgage-Related Derivatives	7,712	(34,421)	(26,709)	7,553	9,456	(46,506)	(37,050)	9,815
Corporate-Related Derivatives:
CDS on Corporate Bonds and Corporate Bond Indices	169,876	(446,236)	(276,360)	(17,980)	148,941	(460,702)	(311,761)	(14,517)
Total Return Swaps on Corporate Equities(2)	235	(10,317)	(10,082)	—	63	(10,486)	(10,423)	—
Total Corporate-Related Derivatives	170,111	(456,553)	(286,442)	(17,980)	149,004	(471,188)	(322,184)	(14,517)
Interest Rate-Related Derivatives:
Interest Rate Swaps	453,350	(925,644)	(472,294)	3,231	515,443	(928,616)	(413,173)	1,393
U.S. Treasury Futures(3)	—	(6,800)	(6,800)	45	—	(6,800)	(6,800)	143
Total Interest Rate-Related Derivatives				3,276				1,536
Other Derivatives:
Foreign Currency Forwards(4)	—	(42,306)	(42,306)	(473)	—	(66,971)	(66,971)	707
Foreign Currency Futures(5)	—	(27,000)	(27,000)	(508)	—	—	—	—
Other(6)	n/a	n/a	n/a	24	n/a	n/a	n/a	77
Total Other Derivatives				(957)				784
Net Total				$(8,108)				$(2,382)

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2017, derivative assets and derivative liabilities were $28.2 million and $36.3 million, respectively, for a net fair value of $(8.1) million, as reflected in "Total Net Derivatives" above. As of September 30, 2017, derivative assets and derivative liabilities were $29.9 million and $32.3 million, respectively, for a net fair value of $(2.4) million, as reflected in "Total Net Derivatives" above.

(2)	Notional value represents number of underlying shares multiplied by the closing price of the underlying security.

(3)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of both December 31, 2017 and September 30, 2017 a total of 68 short U.S. Treasury futures contracts were held.

(4)
Short notional value represents U.S. Dollars to be received by us at the maturity of the forward contract. Long notional value represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(5)	Notional value represents the total face amount of currency futures underlying all contracts held. As of December 31, 2017 a total of 216 short foreign currency futures contracts were held.

(6)
As of both December 31, 2017 and September 30, 2017 includes interest rate caps, equity call options, and interest rate "basis" swaps whereby the Company pays one floating rate and receives a different floating rate.

The mix and composition of our derivative instruments may vary from period to period.

The following table summarizes, as of December 31, 2017, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$52	0.01%	$(53)	(0.01)%
Agency RMBS—Fixed Pools and IOs	12,021	1.94%	(17,316)	(2.79)%
TBAs	(4,539)	(0.73)%	7,011	1.13%
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	3,827	0.62%	(3,697)	(0.60)%
Interest Rate Swaps	(5,950)	(0.96)%	5,673	0.91%
U.S. Treasury Securities	(1,729)	(0.28)%	1,658	0.27%
U.S. Treasury Futures	(263)	(0.04)%	254	0.04%
Mortgage-Related Derivatives	18	—%	(15)	—%
Corporate Securities and Derivatives on Corporate Securities	(654)	(0.11)%	665	0.11%
Repurchase Agreements and Reverse Repurchase Agreements	(2,409)	(0.39)%	2,357	0.38%
	$374	0.06%	$(3,463)	(0.56)%

(1)
Based on the market environment as of December 31, 2017. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
Reverse Repos and Other Secured Borrowings
Borrowings By Collateral Type
The following table summarizes our aggregate secured borrowings, including reverse repos and other secured borrowings for the three month period ended December 31, 2017 and September 30, 2017.

	As of December 31, 2017	For the Quarter Ended December 31, 2017		As of September 30, 2017	For the Quarter Ended September 30, 2017
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit(1)	$549,531	$390,353	3.56%	$277,596	$315,731	3.72%
Agency RMBS	829,624	774,368	1.42%	768,418	783,521	1.30%
Subtotal(1)	1,379,155	1,164,721	2.14%	1,046,014	1,099,252	2.00%
Corporate Credit Relative Value Trading Strategy	12,877	29,344	1.47%	67,722	59,347	1.60%
U.S. Treasury Securities	297	9,939	0.83%	5,720	9,014	1.14%
Total	$1,392,329	$1,204,004	2.11%	$1,119,456	$1,167,613	1.97%

(1)	Excludes U.S. Treasury Securities and investments in our corporate credit relative value trading strategy.
During the fourth quarter we increased our Credit-related secured borrowings as we financed a substantial portion of the non-Agency RMBS and CLOs that we purchased in the quarter. Since the majority of our increase in borrowings was related to securities, for which the cost to borrow is typically lower than our loan portfolios, the average cost of funds on our Credit-related secured borrowings decreased quarter over quarter. However, the average cost of funds on our Agency-related borrowings increased as LIBOR rose. The overall cost of funds on our aggregate secured borrowings increased from 1.97% to 2.11% quarter over quarter, as our Credit-related secured borrowings constituted a larger share of our total secured borrowings relative to our Agency-related borrowings. As shown in the table above, the reverse repo borrowings in our corporate credit relative value trading strategy have much lower costs of funds than most of our other Credit-related borrowings, because this strategy tends to involve more liquid assets, financed for much shorter terms, as compared to our other credit strategies. In light of this large difference in borrowing costs, as well as the more short-term nature and varying overall size of our positions in this strategy, we have broken out in the above table the borrowings in that strategy from our other Credit-related borrowings. Our average cost of funds on our total Credit portfolio, including our corporate credit relative value trading strategy, was 3.41% and 3.39% for the three month periods ended December 31, 2017 and September 30, 2017, respectively.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of December 31, 2017		As of September 30, 2017
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$324,744	26.9%	$351,982	34.2%
31-60 Days	396,259	32.8%	347,427	33.7%
61-90 Days	408,825	33.8%	236,695	23.0%
91-120 Days	—	—%	73,609	7.1%
121-150 Days	8,551	0.7%	3,338	0.3%
151-180 Days	8,902	0.7%	8,991	0.9%
181-360 Days	5,090	0.4%	7,768	0.8%
> 360 Days	56,944	4.7%	—	—%
	$1,209,315	100.0%	$1,029,810	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The weighted average remaining term on our reverse repos as of December 31, 2017 increased to 99 days from 48 days as of September 30, 2017, primarily as a result of the addition of a longer-dated reverse repo facility.
Our borrowings outstanding under reverse repos were with a total of twenty-three counterparties as of December 31, 2017. As of December 31, 2017, we held liquid assets in the form of cash and cash equivalents in the amount of $47.2 million.
Long-Term Debt
As of December 31, 2017, our outstanding borrowings included $86.0 million in aggregate principal amount of unsecured Senior Notes, bearing interest at a rate of 5.25% per annum and maturing on September 1, 2022. Inclusive of debt issuance costs, our effective cost of funds on the notes is 5.55%.

Total Borrowed Funds
The following table details our debt-to-equity ratios as of December 31, 2017 and September 30, 2017.

	As of December 31, 2017	As of September 30, 2017
	($ in thousands)
Recourse(1) Borrowings:
Reverse Repurchase Agreements	$1,209,315	$1,029,810
Senior Notes, at par	86,000	86,000
Total Recourse Borrowings	1,295,315	1,115,810
Debt-to-Equity Ratio Based on Total Recourse Borrowings	2.09:1	1.77:1
Debt-to-Equity Ratio Based on Total Recourse Borrowings Excluding U.S. Treasury Securities	2.09:1	1.76:1
Non-Recourse(1) Borrowings:
Other Secured Borrowings	57,909	89,646
Other Secured Borrowings, at fair value(2)	125,105	—
Total Recourse and Non-Recourse Borrowings	1,478,329	1,205,456
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings	2.38:1	1.91:1
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings Excluding U.S. Treasury Securities	2.38:1	1.91:1

(1)
All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of our other assets. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).

(2)	Relates to our non-QM loan securitization, where we have elected the fair value option on the related debt.
Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions. The increased size of the Credit and Agency portfolios, coupled with a lower capital base due to share repurchases, led to an increase in our debt-to-equity ratio as of December 31, 2017 as compared to the prior period.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, as a percentage of average equity, was 2.8% for the quarter ended December 31, 2017, unchanged from the prior quarter. We did not incur incentive fee expense for either the third or fourth quarters of 2017.
Dividends
On February 6, 2018, our Board of Directors declared a dividend of $0.41 per share for the fourth quarter of 2017, payable on March 15, 2018 to shareholders of record on March 1, 2018. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On February 6, 2018, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.55 million common shares, or approximately 5% of our common shares outstanding. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions, including under 10b5-1 plans. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This plan supersedes the previous plan that had been approved on March 6, 2017.
During the three month period ended December 31, 2017, we repurchased 656,239 common shares at an average price per share of $15.01 and a total cost of $9.9 million. In 2018 through February 12, 2018 we repurchased 462,396 common shares for an aggregate cost of approximately $6.8 million. Of these 462,396 common shares, 43,453 common shares were repurchased under the current repurchase program adopted on February 6, 2018.

About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related and consumer-related assets, including residential mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, commercial mortgage-backed securities, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity, including distressed debt, collateralized loan obligations, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, February 14, 2018, to discuss our financial results for the quarter ended December 31, 2017. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 9598654. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, February 14, 2018, at approximately 2 p.m. Eastern Time through Wednesday, February 21, 2018 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 9598654. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 16, 2017 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2017	September 30, 2017	December 31, 2017
Investment income
Interest income	$23,810	$21,145	$89,629
Other income	1,288	1,232	4,331
Total investment income	25,098	22,377	93,960
Expenses
Base management fee to affiliate (Net of fee rebates of $160, $172, and $332, respectively)	2,113	2,161	9,056
Interest expense	9,326	8,166	31,120
Other investment related expenses:
Servicing and other	2,588	1,908	8,075
Issuance costs related to Other secured borrowings, at fair value	1,679	—	1,679
Other operating expenses	2,333	2,240	8,862
Total expenses	18,039	14,475	58,792
Net investment income	7,059	7,902	35,168
Net realized gain (loss) on:
Investments	1,552	1,087	3,924
Financial derivatives, excluding currency hedges	(5,930)	(595)	(12,153)
Financial derivatives—currency hedges	937	(4,013)	(6,420)
Foreign currency transactions	(2,390)	4,726	3,845
	(5,831)	1,205	(10,804)
Change in net unrealized gain (loss) on:
Investments	537	(1,750)	7,374
Financial derivatives, excluding currency hedges	4,507	(305)	426
Financial derivatives—currency hedges	(1,688)	2,026	(526)
Foreign currency translation	3,614	(2,483)	4,326
	6,970	(2,512)	11,600
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	1,139	(1,307)	796
Net increase in equity resulting from operations	8,198	6,595	35,964
Less: Increase in equity resulting from operations attributable to non-controlling interests	754	400	1,983
Net increase in shareholders' equity resulting from operations	$7,444	$6,195	$33,981
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.23	$0.19	$1.04
Weighted average shares and LTIP units outstanding	32,271	32,567	32,535
Weighted average shares and convertible units outstanding	32,483	32,779	32,747

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2017	September 30, 2017	December 31, 2016(1)
ASSETS
Cash and cash equivalents	$47,233	$111,423	$123,274
Restricted cash	425	425	655
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $2,071,754, $1,758,854, and $1,525,710)	2,071,707	1,756,432	1,505,026
Financial derivatives–assets, at fair value (Net cost – $31,474, $41,041, and $40,724)	28,165	29,896	35,595
Repurchase agreements (Cost – $155,109, $194,265, and $185,205)	155,949	193,070	184,819
Total Investments, financial derivatives, and repurchase agreements	2,255,821	1,979,398	1,725,440
Due from brokers	140,404	108,173	93,651
Receivable for securities sold and financial derivatives	476,000	499,053	445,112
Interest and principal receivable	29,688	25,006	21,704
Other assets	43,770	3,169	3,359
Total assets	$2,993,341	$2,726,647	$2,413,195
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $640,202, $672,506, and $589,429)	$642,240	$675,650	$584,896
Financial derivatives–liabilities, at fair value (Net proceeds – $27,463, $28,507, and $12,012)	36,273	32,278	18,687
Total investments and financial derivatives	678,513	707,928	603,583
Reverse repurchase agreements	1,209,315	1,029,810	1,033,581
Due to brokers	1,721	3,613	12,780
Payable for securities purchased and financial derivatives	202,703	169,717	85,168
Other secured borrowings (Proceeds – $57,909, $89,646, and $24,086)	57,909	89,646	24,086
Other secured borrowings, at fair value (Proceeds – $125,105, $0, and $0)	125,105	—	—
Senior notes, net	84,771	84,752	—
Accounts payable and accrued expenses	3,885	4,230	3,327
Base management fee payable to affiliate	2,113	2,161	2,416
Interest and dividends payable	5,904	4,868	3,460
Other liabilities	441	198	17
Total liabilities	2,372,380	2,096,923	1,768,418
EQUITY	620,961	629,724	644,777
TOTAL LIABILITIES AND EQUITY	$2,993,341	$2,726,647	$2,413,195
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(31,335,938, 31,992,177, and 32,294,703, shares issued and outstanding)	$589,722	$605,357	$627,620
Additional paid-in capital–LTIP units	10,377	10,278	10,041
Total Shareholders' Equity	600,099	615,635	637,661
Non-controlling interests	20,862	14,089	7,116
Total Equity	$620,961	$629,724	$644,777
PER SHARE INFORMATION:
Common shares, no par value	$19.15	$19.24	$19.75
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$18.85	$18.96	$19.46

(1)	Derived from audited financial statements as of December 31, 2016.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.